Exhibit 10.1

TWELFTH AMENDMENT TO FORBEARANCE AGREEMENT

This Twelfth Amendment to Forbearance Agreement (the “Amendment”) is entered into as of this 5th day of March, 2010 by and among RCLC, Inc. (formerly known as Ronson Corporation), a New Jersey corporation (“Parent”), RCPC Liquidating Corp. (formerly known as Ronson Consumer Products Corporation), a New Jersey corporation (“RCPC”), Ronson Aviation, Inc., a New Jersey corporation (“RAI”) and RCC Inc. (formerly known as Ronson Corporation of Canada Ltd.), an Ontario corporation (“Ronson Canada”) (RCPC and RAI are collectively and individually referred to as the “Domestic Borrower” or “Domestic Borrowers”; the Domestic Borrower and Ronson Canada are collectively and individually referred to as the “Borrower” or “Borrowers”, and the Borrowers, together with Parent are collectively and individually referred to as the “Obligors”) and Wells Fargo Bank, National Association (“Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS:

Borrowers and Lender are parties to a certain Credit and Security Agreement dated as of May 30, 2008 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), relating to financing by Lender to Borrowers.  Capitalized terms used but not specifically defined herein shall have the meanings provided for such terms in the Credit Agreement.

Certain Events of Default occurred under the Credit Agreement and, as a result thereof, Lender and Borrowers entered into that certain Forbearance Agreement dated as of March 29, 2009 (as amended modified, supplemented or restated from time to time, the “Forbearance Agreement”), whereby Lender agreed to forbear from exercising certain of its rights and remedies available under the Loan Documents as a result of the Existing Events of Default.

The Forbearance Agreement expires pursuant to its terms not later than March 5, 2010.

On February 2, 2010, Parent, RCPC and Ronson Canada consummated a transaction (the “Zippo Sale”) pursuant to which RCPC and Ronson Canada sold substantially all of their assets to Zippo Manufacturing Company and Nosnor, Inc., pursuant to an Asset Purchase Agreement dated as of October 5, 2010.  The net proceeds of the Zippo Sale were delivered to Lender in accordance with the terms of that certain letter agreement by and among Lender and Obligors dated as of February 2, 2010 (the “Feb. 2 Letter”).

Borrowers have requested that Lender amend the definition of Termination Event to extend the stated expiration date in the Forbearance Agreement from March 5, 2010 to March 31, 2010 in order to provide Borrowers with additional time to consummate the sale of RAI’s assets to Hawthorne TTN Holdings, LLC (“Hawthorne”) pursuant to that certain Asset Purchase Agreement dated as of May 15, 2009 (as amended, the “RAI APA”) and to amend certain terms and conditions of the Credit Agreement.

Lender has considered Borrowers’ requests and, in an effort to continue working with Borrowers, hereby agrees to amend the Forbearance Agreement and the Credit Agreement on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Amendment to Forbearance Agreement.  As of the date hereof, Section 2(b) of the Forbearance Agreement shall be amended and restated in its entirety to read as follows:

(b)           For purposes of this Agreement, a “Termination Event” shall mean the earliest to occur of (i) March 31, 2010 and (ii) any one or more of the following:

(A)           the failure of the Obligors to comply with the terms, covenants, agreements and conditions of this Agreement;

(B)           any representation or warranty made herein shall be incorrect in any material respect;

(C)           the occurrence of any Event of Default under the Credit Agreement, other than (i) the Existing Events of Default or (ii) breach by Obligors of their obligation pursuant to (a) Section 6.1(a) of the Credit Agreement to deliver audited year end annual financial statements for the fiscal year ending December 31, 2008 within 90 days of the end of such fiscal year or (b) Section 6.1(c) of the Credit Agreement to deliver monthly financial statements to Lender for the months ending October 31, 2009, November 30, 2009, December 31, 2009,  January 31, 2010, and February 28, 2010 within 30 days of the end of such months;

(D)           Obligors shall fail to employ a CRO (as defined below) throughout the term of this Agreement;

(E)           in the Lender’s discretion, it determines that Parent is no longer actively pursuing a Liquidity Transaction; and

(F)           any Person, other than Lender, shall exercise its rights and remedies against the Obligors as a result of defaults or events of defaults arising under any agreement between Obligors and such Person due to cross-defaults arising from the Existing Events of Default.

2.            Amendments to Credit and Security Agreement.

A.            The following definitions set forth in Section 1.1 of the Credit Agreement shall be amended and restated in their entirety to read as follows:

“Accommodation Overadvance Limit” means up to $1,000,000 from the Accommodation Overadvance Funding Date through the occurrence of a Termination

Event (as such term is defined in the Forbearance Agreement); provided, however, upon Lender’s receipt of evidence, satisfactory to Lender in its sole discretion, that (i) the New Jersey Economic Development Authority (the “EDA”) has approved the bond issuance to finance Hawthorne TTN Holdings, LLC’s acquisition of the assets of RAI pursuant to the  Asset Purchase Agreement dated as of May 15, 2009, at a meeting to be held by the EDA on March 9, 2010 and (ii) no Termination Event has occurred, the Accommodation Overadvance Limit shall automatically be increased to $1,500,000.

“Maximum Line Amount” means $1,400,000; provided, however, upon Lender’s receipt of evidence, satisfactory to Lender in its sole discretion, that (i) the EDA has approved the bond issuance to finance Hawthorne TTN Holdings, LLC’s acquisition of the assets of RAI pursuant to the Asset Purchase Agreement dated as of May 15, 2009, at a meeting to be held by the EDA on March 9, 2010 and (ii) no Termination Event has occurred, the Maximum Line Amount shall automatically be increased to $1,900,000, unless this amount is reduced pursuant to Section 2.12, in which event it means such lower amount.

B.            Sections 2.9(h) (Termination and Line Reduction Fees) and 2.9(i)(i) (Prepayment Fee, Equipment Term Note and Real Estate Term Note) of the Credit Agreement shall be deemed deleted in their entirety from the Credit Agreement.

3.            Funding of RAI Pending Closing of the RAI Sale.  Obligors acknowledge and agree that as a result of the consummation of the Zippo Sale, RCPC and Ronson Canada shall no longer be permitted to request Advances under the Credit Agreement and any remaining assets of RCPC and/or Ronson Canada shall no longer be considered in any borrowing base calculation.  Notwithstanding the foregoing, Lender and Obligors agree that RAI shall be authorized, pending the closing of the transaction contemplated by the RAI APA and until the occurrence of a Termination Event, to request Advances subject to the terms of the Credit Agreement as modified by this Amendment.  Obligors and Lender further agree that Lender shall have no obligation to make Advances to RAI (i) after the occurrence of a Termination Event or (ii) if the Governor of the State of New Jersey vetoes or fails to approve the minutes of the New Jersey Economic Development Authority approving the bond issuance (the “EDA Bonds”) to finance Pharos' financing of Hawthorne’s acquisition of RAI’s assets pursuant to the RAI APA or (iii) if  Lender, in its reasonable discretion, believes that the issuance of the EDA Bonds is not expected to occur by March 31, 2010.

4.            Feb. 2 Letter.  Obligors and Lender agree that Lender’s agreement set forth in the Feb. 2 Letter to reduce, for purposes of calculating interest, the amount of Indebtedness attributable to Advances made to or for the benefit of Parent and RAI by the amount of the balance of the Wells Payment (as defined in the Feb. 2 Letter) shall be deemed deleted effective as of February 2, 2010 and of no further force or effect and the Feb. 2 Letter shall be deemed amended for such purpose.

5.            Reaffirmation of Forbearance Fee.  Obligors hereby reaffirm their agreement to pay Lender a forbearance fee in the amount of Five-Hundred Thousand Dollars ($500,000) in accordance with the terms and conditions set forth in the Seventh Amendment to Forbearance Agreement dated as of July 31, 2009.

6.            Sums Secured; Estoppel.  The Obligors acknowledge and reaffirm that their obligations to Lender as set forth in and evidenced by the Loan Documents are due and owing without any defenses, set-offs, recoupments, claims or counterclaims of any kind as of the date hereof.  To the extent that any defenses, set-offs, recoupments, claims or counterclaims may exist as of the date hereof, the Obligors waive and release Lender from the same.

7.            No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Forbearance Agreement shall remain in full force and effect.

8.            References.  All references in the Forbearance Agreement to “this Agreement” shall be deemed to refer to the Forbearance Agreement as amended hereby.

9.            No Waiver. Except as specifically set forth in Paragraph 1 above, the execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement, a waiver of any Termination Event under the Forbearance Agreement or breach, default or event of default under any Loan Documents or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

10.            Waiver and Release of Claims and Defenses.  The Obligors hereby waive and release all claims and demands of any nature whatsoever that they now have or may have against Lender, whether arising under the Loan Documents or by any acts or omissions of Lender, or any of its directors, officers, employees, affiliates, attorneys or agents, or otherwise, and whether known or unknown, existing as of the date of the execution of this Amendment, and further waive and release any and all defenses of any nature whatsoever to the payment of the Obligations or the performance of their obligations under Loan Documents.

11.            Reaffirmation of Loan Documents.  The Obligors hereby agree with, reaffirm and acknowledge their representations and warranties contained in the Loan Documents.  Furthermore, the Obligors represent that their representations and warranties contained in the Loan Documents continue to be true and in full force and effect.  This agreement, reaffirmation and acknowledgment is given to Lender by the Obligors without defenses, claims or counterclaims of any kind.  To the extent that any such defenses, claims or counterclaims against Lender may exist, the Obligors waive and release Lender from same.

12.            Ratification and Reaffirmation of Loan Documents.  The Obligors ratify and reaffirm all terms, covenants, conditions and agreements contained in the Loan Documents.

13.            No Preferential Treatment.  No Obligor has entered into this Amendment to provide any preferential treatment to Lender or any other creditor.  No Obligor intends to file for protection or seek relief under the United States Bankruptcy Code or any similar federal or state law providing for the relief of debtors.

14.            Legal Representation.  Each of the parties hereto acknowledge that they have been represented by independent legal counsel in connection with the execution of this Amendment, that they are fully aware of the terms and conditions contained herein, and that they have entered into and executed the within Amendment as a voluntary action and without coercion or duress of any kind.

15.            Partial Invalidity; No Repudiation. If any of the provisions of this Amendment shall contravene or be held invalid under the laws of any jurisdiction, this Amendment shall be construed as if not containing such provisions and the rights, remedies, warranties, representations, covenants, and provisions hereof shall be construed and enforced accordingly in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provisions of this Amendment in any jurisdiction.

16.            Binding Effect.  This Amendment is binding upon the parties hereto and their respective heirs, administrators, executors, officers, directors, representatives and agents.

17.            Governing Law.  This Amendment shall be governed by the laws of the State of New York.

18.            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY, AS TO ANY ACTION WHICH MAY ARISE AS A RESULT OF THE LOAN DOCUMENTS, THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

19.            Counterparts.  This Amendment and/or any documentation contemplated or required in connection herewith may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be considered one and the same document.  Delivery of an executed counterpart of a signature page of this document by facsimile shall be effective as delivery of a manually executed counterpart of this document.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, do hereby execute this Amendment the date and year first above written.

RCLC, INC. (f/k/a RONSON CORPORATION) By: s/Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer
RCPC LIQUIDATING CORP. (f/k/a/ RONSON CONSUMER PRODUCTS CORPORATION) By: s/Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer
RONSON AVIATION, INC. By: s/Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer
RCC INC. (f/k/a RONSON CORPORATION OF CANADA LTD.) By: s/Joel Getzler Print Name: Joel Getzler Print Title: Chief Restructuring Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION By: s/Peter Gannon Peter Gannon, Vice President